EXHIBIT 10.10

[State Inspections of Texas, Inc. Letterhead]

March 31, 2005

Mr. Rich Parlontieri
President, CEO
Speedemissions, Inc.
1029 Peachtree Parkway North
Suite 310
Peachtree City, GA 30269

RE:	Outstanding Indebtedness of Speedemissions, Inc.

Dear Rich:

This letter confirms that State Inspections of Texas, Inc. (the “Company”) has agreed to extend the date that payments are to begin under the $36,000 Secured Promissory Note dated December 1, 2004 (the “Note”), until August 1, 2005. Payment dates shall be carried forward from that date. By execution of this letter, the Company does not waive any of its rights under any other related transaction documents.

Sincerely,

/s/ Debra Price

Debra Price

Agreed and Accepted this
31st day of March, 2005

By:  /s/ Richard Parlontieri

Name: Rich Parlontieri
Title: President and CEO